Exhibit 3.1

Acting Assistant Registrar

THE CAYMAN ISLANDS

THE COMPANIES ACT
(AS AMENDED)

Memorandum of Association
of

Zhengye Biotechnology Holding Limited

ICS Corporate Services (Cayman) Limited
3-212 Governors Square

23 Lime Tree Bay Avenue

P.O. Box 30746, Seven Mile Beach
Grand Cayman KY1-1203

Cayman Islands

Auth Code: J14486650066

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Acting Assistant Registrar

THE COMPANIES ACT
(AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION
OF

Zhengye Biotechnology Holding Limited

1.	The name of the Company is Zhengye Biotechnology Holding Limited.

2.	The registered office will be situated at the offices of ICS Corporate Services (Cayman) Limited, 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Amended) or any other law of the Cayman Islands and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

4.	The Company shall not be permitted to carry on any business where a licence is required under the laws of the Cayman Islands to carry on such a business until such time as the relevant licence has been obtained.

5.	As an exempted company, the Company’s operations will be carried on subject to the provisions of Section 174 of the Companies Act (As Amended).

6.	The liability of each Shareholder is limited to the amount from time to time unpaid on such Shareholder’s share.

7.	The authorised share capital of the Company is USD50,000.00 divided into 500,000,000.00 Ordinary Shares of USD0.0001 each, with the power for the Company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the condition of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

Auth Code: J14486650066

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Acting Assistant Registrar

8.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

The Subscriber whose name and address is subscribed herein is desirous of being formed into a Company limited by shares and in pursuance of this Memorandum of Association, the Subscriber agrees to take the shares in the capital of the Company set opposite their name.

Name and Address of Subscriber	Occupation	Number of shares Taken by Subscriber
ICS Corporate Services (Cayman) Limited 3-212 Governors Square 23 Lime Tree Bay Avenue P.O. Box 30746, Seven Mile Beach Grand Cayman KY1-1203 Cayman Islands	Company	One Ordinary Share

Signed by Dandan Li as an authorised signatory for and on behalf of ICS Corporate Services (Cayman) Limited	Sixin Hao Witness

DATED the 24th March 2023

Auth Code: J14486650066

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